Exhibit 5.1

Director’s Certificate

April 23, 2021

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road
Wanchai, Hong Kong

Dear Sirs

Canaan Inc. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1

The amended and restated memorandum and articles of association adopted by a special resolution on 4 October 2019 and effective immediately prior to the completion of the Company’s initial public offering of American depositary shares (the “Memorandum and Articles”) remain in full and effect and are unamended.

2

The minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 13 January 2021 (the “Meeting”) are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3

The authorised share capital of the Company is US$50,000 divided into 1,000,000,000,000 shares of a par value of US$0.00000005 each comprising of (i) 999,643,375,556 Class A Ordinary Shares of a par value of US$0.00000005 each, and (ii) 356,624,444 Class B Ordinary Shares of a par value of US$0.00000005 each.

4

The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

5	The directors of the Company at the date of the Director’s Resolutions and at the date hereof were and are:

Nangeng Zhang

Jiaxuan Li

Wenjun Zhang

Hongchao Du

Zhitang Shu

Yaping Zhang

6

Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

7

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

8	The Company is not subject to the requirements of Part XVIIA of the Companies Act (2020 Revision).

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Nangeng Zhang
Name:	Nangeng Zhang
Title:	Director